UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
  Date of Report (Date of earliest event reported): November 5, 2014
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LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	0-30141	13-3861628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Tenth Avenue, 5th Floor
New York, New York 10018
(Address of principal executive offices, with zip code)

(212) 609-4200
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into Material Definitive Agreement.

On November 5, 2014, LivePerson, Inc. (“LivePerson”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Catalyst Lightning LLC (a wholly-owned subsidiary of LivePerson), Contact At Once!, LLC (“Contact At Once!”) and Fulcrum Growth Fund II QP, LLC (as the Contact At Once! shareholders’ representative) to acquire Contact At Once! in a merger transaction pursuant to which Contact At Once! will become a wholly-owned subsidiary of LivePerson (the “Merger”). Pursuant to the terms of the Merger Agreement, LivePerson will acquire all of the outstanding equity interests of Contact At Once! in exchange for approximately $43 million in cash, and approximately $22 million in shares of LivePerson common stock, as well as up to an additional $5 million in cash or shares of LivePerson common stock based on the achievement of certain financial, strategic and integration targets during calendar year 2015. The financial targets are based on revenues and EBITDA of Contact At Once! during calendar year 2015. The strategic targets are based on various customer retention objectives and the completion of various market and competitor analyses, as well as succession planning. The integration targets are based on the successful integration of Contact At Once!’s products with LivePerson’s products.

The Merger Agreement contains customary representations, warranties and covenants. With the exception of certain matters, the indemnification obligations of the LLC members of Contact At Once! for breaches of representations and warranties will be subject to a $100,000 aggregate threshold, but once the aggregate amount of LivePerson’s damages exceeds the threshold, it will have the right to recover the full amounts due without regard to the threshold. The indemnification obligations of the LLC members of Contact At Once! will be secured by an escrow fund of $7.8 million. The representations and warranties of Contact At Once! will generally survive for 18 months after the closing of the Merger. The Merger Agreement contains customary termination rights in favor of each of LivePerson and Contact At Once!.

The merger has been approved by the boards of directors of LivePerson and Contact At Once! and by the requisite LLC members of Contact at Once!. The consummation of the Merger is subject to customary closing conditions. The Merger is expected to close promptly.

Upon the closing of the transaction, LivePerson will issue shares of its common stock to the LLC members of Contact At Once! in a private placement, in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D thereunder. The shares of LivePerson common stock issued in the Merger to certain of the LLC members of Contact At Once! will be subject to certain resale limitations.

No representation, warranty, covenant or agreement described above or contained in the Merger Agreement is, or should be construed as, a representation or warranty by LivePerson to any investor or a covenant or agreement of LivePerson with any investor. The representations, warranties, covenants and agreements contained in the Merger Agreement are solely for the benefit of LivePerson and Contact At Once! and are qualified by disclosures between the parties.

On November 5, 2014, LivePerson issued a press release announcing the merger, a copy of which is filed with this report as Exhibit 99.1 and is incorporated by reference into this report.

Item 3.01.     Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this report is incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits. The following documents are included as exhibits to this report:

99.1	Press release issued November 5, 2014 relating to the acquisition of Contact At Once!, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date: November 5, 2014	By:	/s/ DANIEL R. MURPHY
Daniel R. Murphy
Chief Financial Officer

EXHIBIT INDEX

99.1	Press release issued November 5, 2014 relating to the acquisition of Contact At Once!, LLC.